EXHIBIT 5.1

Pillsbury Winthrop LLP

11682 El Camino Real, Suite 200

San Diego, California 92130-2593

February 9, 2005

MediciNova, Inc.

4350 La Jolla Village Drive, Suite 950

San Diego, CA 92122

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for MediciNova, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 21,850,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), issuable pursuant to the Company’s 2004 Stock Incentive Plan and 2000 General Stock Incentive Plan (the “Plans”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plans, will be legally issued, fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectuses constituting a part thereof, and any amendments thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. This opinion may be incorporated by reference in any abbreviated registration statement filed pursuant to Item E under the General Instructions to Form S-8 under the Securities Act with respect to the Registration Statement.

Very truly yours,

/s/ Pillsbury Winthrop LLP